                                                                    EXHIBIT 99.1

                                                                          [LOGO]

                                            METAL MANAGEMENT, INC.
                                            500 N. DEARBORN STREET  o  SUITE 405
                                            CHICAGO, ILLINOIS 60610
                                            www.mtlm.com
                                            NASDAQ:  MTLM

AT METAL MANAGEMENT:
Robert C. Larry
Chief Financial Officer
(312) 645-0700
rlarry@mtlm.com

FOR IMMEDIATE RELEASE
NOVEMBER 1, 2004

          METAL MANAGEMENT, INC. ANNOUNCES SECOND QUARTER EPS OF $1.40
       PER SHARE ON SALES OF $425.0 MILLION; SALES INCREASED 84% AND NET
                  INCOME INCREASED 354% IN THE SECOND QUARTER

CHICAGO, IL - NOVEMBER 1, 2004 - METAL MANAGEMENT, INC. (Nasdaq: MTLM), one of the nation's largest full service scrap metal recyclers, today announced results for its second fiscal quarter ended September 30, 2004.

For the second fiscal quarter ended September 30, 2004, consolidated net sales were $425.0 million generating net income of $34.1 million, or $1.40 per common diluted share. EBITDA(1) (as defined) was $57.7 million in the second fiscal quarter ended September 30, 2004.

SECOND QUARTER HIGHLIGHTS

o Consolidated net sales increased over 84% to $425.0 million for the quarter ended September 30, 2004, from net sales of $230.0 million for the quarter ended September 30, 2003.

o EBITDA (as defined) increased 215% to $57.7 million in the quarter ended September 30, 2004, when compared to the EBITDA (as defined) of $18.3 million in the quarter ended September 30, 2003.

o Net income of $34.1 million for the quarter ended September 30, 2004, or $1.40 per common diluted share compared to net income of $7.5 million, or $0.34 per common diluted share for the quarter ended September 30, 2003.

o Debt was reduced by over $36 million in the three months ended September 30, 2004, down to $12.7 million as of September 30, 2004, compared to debt levels as of June 30, 2004.


-------------------
(1) EBITDA is defined by the company to be earnings before interest, taxes, depreciation, amortization, non-cash and non-recurring expense (income), income from joint ventures, other income (expense), stock-based compensation expense, and gain (loss) on debt extinguishment. EBITDA is presented because management believes it provides additional information with respect to the performance of its fundamental business activities. Management also believes that debt holders and investors commonly use EBITDA to analyze company performance and to compare that performance to the performance of other companies that may have different capital structures. A reconciliation of EBITDA to GAAP net income is included in the table attached to this release. EBITDA is a measure typically used by many investors, but is not a measure of earnings as defined under Generally Accepted Accounting Principles, and may be defined differently by others.
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YEAR TO DATE HIGHLIGHTS

o Consolidated net sales increased over 73% to $792.2 million for the six months ended September 30, 2004, from net sales of $457.0 million for the six months ended September 30, 2003.

o EBITDA (as defined) increased over 133% to $83.7 million in the six months ended September 30, 2004, when compared to the EBITDA (as defined) of $35.8 million in the six months ended September 30, 2003.

o Net income of $46.6 million for the six months ended September 30, 2004, or $1.92 per common diluted share compared to net income of $14.5 million, or $0.67 per common diluted share for the six months ended September 30, 2003.

o A new four-year credit agreement was entered into on June 28, 2004 that provides access of up to $200 million of credit capacity to support working capital requirements and general corporate purposes.

o A two-for-one common stock split was effected in the form of a stock dividend paid on April 20, 2004.

METAL MANAGEMENT'S COMMENTS

Daniel W. Dienst, Chairman, Chief Executive Officer and President said, "The hard work of our employees and favorable market conditions led to the exceptional operating and financial results posted in our second fiscal quarter and for the six months ended September 30, 2004. Our company has posted strong results now for 11 consecutive quarters and the company's financial foundation provides us with greater flexibility and an enhanced platform for growth."

"Operating income in the second quarter of Fiscal 2005 increased to $51.9 million, up by $38.1 million from operating income of $13.8 million for the quarter ended September 30, 2003. Net income for the second quarter was $34.1 million, an increase of over 350% from last year's second fiscal quarter net income of $7.5 million. Ferrous yard shipments again exceeded 1.1 million gross tons in the second quarter. Noteworthy was our significant increase in non-ferrous yard shipments. Non-ferrous shipping volumes in the quarter were
134.5 million pounds, up 29% from the quarter ended September 30, 2003."

Dienst added, "Strong cash flows during the quarter allowed us to continue to make significant strides in strengthening our balance sheet and further deleveraging the company. EBITDA (as defined) was $57.7 million in the quarter ended September 30, 2004, more than triple the EBITDA (as defined) of $18.3 million in the quarter ended September 30, 2003. Further, our indebtedness was significantly reduced at the end of the quarter. Debt as of September 30, 2004 was approximately $12.7 million, a decrease of over $36 million from the debt levels as of June 30, 2004. This debt reduction combined with the strong financial results for the quarter brought the company's debt as a percent of total capital down to 5% as of September 30, 2004."

Dienst concluded, "Metal Management's results for the first six months of Fiscal 2005 are indeed a testament to the dedication and efforts of all our employees across the country, and they are to be commended for their outstanding accomplishments. The partnership culture that we are developing with consumers has also contributed to our success and we are grateful for their support, along with the support of our scrap metal suppliers. As we enter into the second half of the fiscal year, we remain focused on the basics of our very simple business: buying, safely processing and selling scrap metals, judiciously using our shareholders' capital by continuing to rapidly turn inventory and looking for and creating growth opportunities, all with the result of generating returns for shareholders regardless of market conditions."

INVESTOR CONFERENCE CALL

Metal Management will host its Second Quarter Results Conference Call and
Webcast at 11:00 am ET (10:00 am CT) on November 1, 2004. The conference call can be accessed by dialing 866-761-0748 passcode 13499154. International callers can dial 617-614-2706 passcode 13499154. The conference
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will also be accessible via the web at www.mtlm.com by following the link on the investor section. A replay of the call will be available by dialing 888-286-8010 passcode 13507897 through November 8, 2004. International callers can dial 617-801-6888 passcode 13507897 for the replay.

ABOUT METAL MANAGEMENT, INC.

Metal Management is one of the largest full service metals recyclers in the United States, with approximately 40 recycling facilities in 13 states.

For more information about Metal Management, Inc., visit the Company's website at www.mtlm.com.


                                  * * * * * * *


All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2004, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: debt covenants that restrict our ability to engage in certain transactions, cyclicality of the metals recycling industry, commodity price fluctuations, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk, impact of export and other market conditions on the business, availability of scrap alternatives, and underfunded defined benefit pension plans.

                             METAL MANAGEMENT, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (unaudited, in thousands, except per share amounts)

                                                      THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                --------------------------------      --------------------------------
                                                SEPTEMBER 30,      SEPTEMBER 30,      SEPTEMBER 30,      SEPTEMBER 30,
                                                    2004               2003               2004               2003
                                                -------------      -------------      -------------      -------------
NET SALES                                        $ 425,007          $ 230,048          $ 792,183          $ 457,030
Cost of sales (excluding depreciation)             350,066            198,553            673,845            395,511
                                                 ---------          ---------          ---------          ---------
Gross profit                                        74,941             31,495            118,338             61,519

Operating expenses:
  General and administrative                        17,216             13,160             34,686             25,724
  Depreciation and amortization                      4,680              4,439              9,209              9,056
  Stock-based compensation                           1,104                 46              2,171                 78
                                                 ---------          ---------          ---------          ---------
Total operating expenses                            23,000             17,645             46,066             34,858
                                                 ---------          ---------          ---------          ---------
OPERATING INCOME                                    51,941             13,850             72,272             26,661

Income from joint ventures                           4,707              1,045              7,937              1,930
Interest expense                                      (921)            (1,966)            (2,234)            (4,228)
Loss on debt extinguishment                              0               (363)            (1,653)              (363)
Interest and other income (expense)                     41               (119)               (65)              (110)
                                                 ---------          ---------          ---------          ---------
Income before income taxes                          55,768             12,447             76,257             23,890
Provision for income taxes                          21,715              4,953             29,679              9,377
                                                 ---------          ---------          ---------          ---------
NET INCOME                                       $  34,053          $   7,494          $  46,578          $  14,513
                                                 =========          =========          =========          =========
EARNINGS PER SHARE:
  Basic                                          $    1.48          $    0.35          $    2.03          $    0.70
                                                 =========          =========          =========          =========
  Diluted                                        $    1.40          $    0.34          $    1.92          $    0.67
                                                 =========          =========          =========          =========

SHARES USED IN COMPUTATION OF EARNINGS
  PER SHARE:
  Basic                                             22,986             21,220             22,967             20,840
                                                 =========          =========          =========          =========
  Diluted                                           24,357             22,246             24,259             21,725
                                                 =========          =========          =========          =========

    Note: Per share amounts and shares outstanding in the above table reflect the two-for-one stock split which was paid in the form of a stock dividend on April 20, 2004 to stockholders of record on April 5, 2004.

                             METAL MANAGEMENT, INC.
                               EBITDA (AS DEFINED)
                        RECONCILIATION TO GAAP NET INCOME
                            (unaudited, in thousands)

                                                      THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                --------------------------------      --------------------------------
                                                SEPTEMBER 30,      SEPTEMBER 30,      SEPTEMBER 30,      SEPTEMBER 30,
                                                    2004               2003               2004               2003
                                                -------------      -------------      -------------      -------------
Net income                                        $ 34,053           $  7,494            $ 46,578           $ 14,513

Add Back:
   Depreciation and amortization                     4,680              4,439               9,209              9,056
   Provision for income taxes                       21,715              4,953              29,679              9,377
   Stock-based compensation expense                  1,104                 46               2,171                 78
   Income from joint ventures                       (4,707)            (1,045)             (7,937)            (1,930)
   Interest expense                                    921              1,966               2,234              4,228
   Interest and other (income) expense, net            (41)               119                  65                110
   Loss on debt extinguishment                           0                363               1,653                363
                                                  --------           --------            --------           --------
EBITDA (AS DEFINED)                               $ 57,725           $ 18,335            $ 83,652           $ 35,795
                                                  ========           ========            ========           ========